Exhibit 21

Subsidiaries of the Registrant

CASI Pharmaceuticals (China) Co., Ltd, a company of limited liability, incorporated and existing under the laws of the People’s Republic of China

Beijing Zhongbai Biotechnology Co., Ltd. (also known as Beijing Zhongbio Therapeutics, Ltd.), a company of limited liability, incorporated and existing under the laws of the People’s Republic of China

Miikana Therapeutics, Inc., incorporated in Delaware

CASI Biopharmaceuticals (WUXI) Co., Ltd., a company of limited liability, incorporated and existing under the laws of the People’s Republic of China

CASI Pharmaceuticals (WUXI) Co., Ltd., a company of limited liability, incorporated and existing under the laws of the People’s Republic of China

CASI Pharmaceuticals (Hainan) Co., Ltd., a company of limited liability, incorporated and existing under the laws of the People’s Republic of China